Exhibit 99.1

Media Contact:	Investor Relations Contact:
Tim Deighton	List Underwood
(205) 264-4551	(205) 801-0265

Regions Reports First Quarter 2008 Earnings

BIRMINGHAM, Ala. – (BUSINESS WIRE) – April 15, 2008 – Regions Financial Corporation (NYSE:RF) today reported earnings for the quarter ending March 31, 2008, including these highlights:

•

Earnings from continuing operations of 48 cents per diluted share. Excluding 7 cents of after-tax merger charges, earnings totaled 55 cents per diluted share (see reconciliation in “Earnings Highlights” table below)

•	Results include a $91.2 million gain from Visa-related share redemption and litigation expense reduction and $91.6 million from sale of investment securities

•	Recorded $131.9 million of pre-tax non-merger-related charges including an MSR impairment, loss on early extinguishment of debt and a loss on investments in two Morgan Keegan funds

•	Net credit losses totaled an annualized 0.53 percent of average loans. Non-performing assets were 1.25 percent of period-end loans and other real estate

•	Increased allowance for credit losses $52.8 million, to 1.49 percent of March 31, 2008 loans from year-end 2007’s 1.45 percent

•	Grew fee-based revenues an annualized 11 percent, linked quarter, excluding Visa and securities sale gains

•	Achieved additional merger-related cost saves and operating efficiencies; new run-rate of $700 million established for year-end 2008

Earnings Highlights

	Three months ended:
	March 31, 2008		December 31, 2007		March 31, 2007
(In millions. except per share data)	Amount	Dil. EPS	Amount	Dil. EPS	Amount	Dil. EPS
Earnings
Net interest income (FTE)	$1,026.5		$1,050.4		$1,175.5
Non-interest income	908.3		733.0		696.9
Non-interest expense	1,250.3		1,348.3		1,109.0
Income from continuing operations	336.7	$0.48	71.1	$0.10	474.1	$0.65
Loss from discontinued operations, net of tax	(0.0)	0.00	(0.5)	0.00	(141.1)	(0.20)
Net income	336.7	0.48	70.6	0.10	333.0	0.45
Income from continuing operations (GAAP)	336.7	0.48	71.1	0.10	474.1	0.65
Merger-related charges, net of tax*	46.9	0.07	93.5	0.14	30.4	0.04
Income from continuing operations, excluding merger-related charges (Non-GAAP)*	$383.6	$0.55	$164.6	$0.24	504.5	$0.69

Regions Financial Corporation Post Office Box 11007 Birmingham, Alabama 35288

	Three months ended:
	March 31, 2008	December 31, 2007	March 31, 2007
Key ratios
Net interest margin (FTE)	3.53%	3.61%	3.99%
Return on average assets**	0.95%	0.20%	0.95%
Return on average tangible equity**	17.84%	3.67%	16.29%
Asset quality
Reserves for credit losses as % of net loans	1.49%	1.45%	1.18%
Net charge-offs as % of average net loans**	0.53%	0.45%	0.20%
Non-performing assets as % of loans and other real estate	1.25%	0.90%	0.45%
Non-performing assets (including 90+ past due) as % of loans and other real estate	1.73%	1.28%	0.67%

*	See “Use of non-GAAP financial measures” at the end of this release

**	Annualized

First quarter EPS of 55 cents, excluding merger-related charges

Regions’ first quarter 2008 net income was $336.7 million, or 48 cents per diluted share, which included $75.6 million in pre-tax merger-related expenses. Excluding the impact of merger-related expenses, earnings per diluted share from continuing operations were 55 cents compared to the previous quarter’s 24 cents. Pre-tax earnings also reflect $131.9 million in non-merger related charges and valuation adjustments, $182.8 million in investment securities gains and Visa-related share redemption and litigation expense reduction, and a $181.0 million provision for loan losses.

“Given the turmoil throughout the financial industry, Regions is successfully managing through the challenges, and remains well-positioned for the balance of 2008 and beyond,” said Dowd Ritter, chairman, president and chief executive officer. “During the first quarter, we continued to take steps to proactively deal with credit risks and enhance Regions’ already strong balance sheet. We also continued to gain greater operating leverage, while implementation of our three-year strategic plan is establishing a solid foundation for future growth and performance improvement.”

Focus on efficiency and effectiveness, long-term growth

Within the reporting period the Company began implementing a three-year strategic plan, along with a focus on new revenue generation and continuous operating improvement. These actions are intended to provide a solid foundation for future growth and greater operating leverage. In particular, progress was made in developing and implementing new revenue-generating initiatives stemming from a formal company-wide process to identify and capture revenue from fee-based opportunities and new revenue streams.

As part of a continuing process of streamlining the cost structure and improving operating leverage, in late first quarter the Company eliminated approximately 700 positions, primarily redundant back office and operational functions. Cost savings attributable to these reductions will be incremental to original merger cost-save estimates. Some of the savings will be reinvested by increasing revenue-producing positions, such as relationship managers.

Merger cost saves continue to be realized faster than projected. In the first quarter, the Company achieved a quarterly cost save run-rate of $127 million, which equates to an annual rate of $510 million – ahead of the previously established run-rate goal for the second quarter of 2008. With additional initiatives currently underway plus the recent staff reductions, Regions now expects its all-in cost save run-rate to exceed $700 million by year-end 2008.

Annualized net charge-offs of 53 basis points of average loans, non-performing assets at 125 basis points of loans and other real estate

Net loan charge-offs increased to $125.8 million, or an annualized 0.53 percent of average net loans, in the first quarter of 2008 compared to $107.5 million, or an annualized 0.45 percent of average net loans, in the prior quarter. The linked-quarter increase was primarily driven by the previously discussed residential homebuilder portfolio and the Company’s home equity portfolio, both of which are closely tied to the housing market slowdown. Although the home equity portfolio weakened due to declining residential property values, losses remain manageable at an annualized 0.57 percent of related average outstandings and compare favorably relative to Regions’ peer group.

The company is aggressively managing its residential homebuilder portfolio. Overall exposure to this portfolio now stands at $6.2 billion.

Indicative of the more challenging credit environment, the first quarter’s loan loss provision totaled $181.0 million, or $55 million above first quarter net loan charge-offs. The total allowance for credit losses was 1.49 percent of net loans at March 31, 2008, an increase over the prior quarter’s 1.45 percent.

Total non-performing assets at March 31, 2008, were $1,204.4 million, or 1.25 percent of loans and other real estate, compared to $864.1 million, or 0.90 percent at December 31, 2007. Non-performing assets and net charge-off levels are expected to continue upward in 2008 as the strained economic climate continues.

Solid loan growth, diverse fee-based revenue growth and expanding customer relationships

Total loans grew a solid 4 percent annualized on an ending basis compared to the prior quarter, driven by increases in commercial loans. Revenues for the first quarter reflect this loan growth, tempered by a narrower net interest margin, and continued non-interest revenue growth, including strong contributions from commercial credit fees, insurance and brokerage.

Taxable equivalent net interest income was $1 billion in first quarter 2008, a slight decline from the prior quarter. The first quarter’s 8 basis point net interest margin decline to 3.53 percent reflects a continuing decline in low-cost deposits. Recent changes in the term structure of interest rates are also having a negative effect, as interest rates on loans are re-pricing downward ahead of funding costs.

Non-interest income, excluding securities transactions and the Visa IPO share redemption gain, grew at a healthy 11 percent annualized, linked quarter to $753.9 million. Commercial credit fee income was especially robust, up $18.7 million or 53 percent compared to the previous quarter, driven by corporate finance activity as customers sought to manage their interest rate volatility. Insurance fees were also strong.

Morgan Keegan continued to contribute significant client relationships and revenues, opening 21,400 new retail accounts in the quarter, resulting in total revenue of $338.9 million. This solid revenue performance was partially offset by a $24.5 million pre-tax loss on investments in two Morgan Keegan mutual funds, resulting in net earnings of $31.0 million, excluding merger charges, compared to the prior quarter’s $25.1 million. The mutual fund investments had a market value of approximately $38 million at March 31, 2008.

Non-interest expenses, additional pre-tax charges

Non-interest expenses in the first quarter, excluding merger costs, declined to $1.2 billion, driven by merger-related cost saves and recognition of a $28.4 million litigation expense reduction related to Visa’s first quarter IPO. Regions had recorded a $51.5 million expense for Visa litigation during the fourth quarter of 2007.

In addition to the previously mentioned charges related to Morgan Keegan, first quarter non-interest expenses include a $42.0 million MSR impairment charge and a $65.4 million loss on early debt extinguishment.

Capital position remains strong

At March 31, 2008, Regions’ capital position, as measured by the tangible stockholders’ equity-to-tangible assets ratio, was 5.90 percent. This compared to 5.88 percent at December 31, 2007.

For supplemental financial information about the first quarter results, please refer to the information on Form 8-K furnished by Regions to the Securities and Exchange Commission on April 15, 2008, or visit the Investor Relations page at www.regions.com.

About Regions Financial Corporation

Regions Financial Corporation is a member of the S&P 100 Index and Forbes Magazine’s “Platinum 400” list of America’s best big companies. With $144 billion in assets, Regions is one of the nation’s largest full-service providers of consumer and commercial banking, trust, securities brokerage, mortgage and insurance products and services. Regions serves customers in 16 states across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates over 1,900 banking offices and nearly 2,500 ATMs. Its investment and securities brokerage, trust and asset management division, Morgan Keegan & Company Inc., provides services from some 400 offices. Additional information about Regions and its full line of products and services can be found at www.regions.com.

Forward-looking statements

This press release may include forward-looking statements about Regions Financial Corporation within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. The words “believe,” “expect,” “anticipate,” “project,” and similar expressions often signify forward-looking statements. Such statements involve inherent risks and uncertainties. Regions cautions that actual results and events could differ materially from expectations expressed in forward-looking statements as a result of factors such as possible changes in economic and business conditions and interest rates; the current stresses in the financial markets; Regions’ ability to attract and retain customers; the effects of geopolitical instability and risks such as terrorist attacks; the effects of weather and natural disasters such as drought and hurricanes; possible changes in laws and regulations and governmental monetary and fiscal policies; the cost and other effects of legal and administrative cases and similar contingencies; possible changes in the creditworthiness of customers and the possible impairment of collectibility of loans; increased competition from both banks and non-banks; and effects of critical accounting policies and judgments. For discussion of these and other risks that may cause actual results to differ from expectations, please look under the caption “Forward-Looking Statements” in Regions’ Annual Report on Form 10-K for the year ended December 31, 2007, on file with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements, which speak only as of the date made. Regions assumes no obligation to update or revise any forward-looking statements that are made from time to time.

Use of non-GAAP financial measures

Page one of this earnings release presents computations of earnings and certain other financial measures excluding discontinued operations and merger charges (non-GAAP). Merger charges and discontinued operations are included in financial results presented in accordance with generally accepted accounting principles (GAAP). Regions believes the exclusion of merger charges in expressing earnings and certain other financial measures, including “earnings per share from continuing operations, excluding merger charges” and “return on average tangible equity, excluding discontinued operations and merger charges”, provides a meaningful base for period-to-period and company-to-company comparisons, which management believes will assist investors in analyzing the operating results of the Company and predicting future performance. These non-GAAP financial measures are also used by management to assess the performance of Regions’ business, because management does not consider merger charges to be relevant to ongoing operating results. Management and the Board of Directors utilize these non-GAAP financial measures for the following purposes:

•	Preparation of Regions’ operating budgets

•	Calculation of performance-based annual incentive bonuses for certain executives

•	Calculation of performance-based multi-year incentive bonuses for certain executives

•	Monthly financial performance reporting, including segment reporting

•	Monthly close-out “flash” reporting of consolidated results (management only)

•	Presentations of company performance to investors

Regions believes that presenting these non-GAAP financial measures will permit investors to assess the performance of the Company on the same basis as that applied by management and the Board of Directors.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. To mitigate these limitations, Regions has policies in place to address expenses that qualify as merger charges and procedures in place to approve and segregate merger charges from other normal operating expenses to ensure that the Company’s operating results are properly reflected for period-to-period comparisons. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. In particular, a measure of earnings that excludes merger charges does not represent the amount that effectively accrues directly to stockholders (i.e., merger charges are a reduction in earnings and stockholders’ equity).

See page 17 of the supplement to this earnings release for computations of earnings and certain other GAAP financial measures and corresponding reconciliation to non-GAAP financial measures, which exclude discontinued operations and merger charges for the periods presented.

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